Exhibit 23.2

 Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-xxxx) of our report dated March 22, 2007, with respect to the consolidated financial statements and schedule of G-III Apparel Group, Ltd., included in its Annual Report on Form 10-K for the year ended January 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
New York, New York
June 22, 2007